UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material under §240.14a-12

LIGHT & WONDER, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

Annual Meeting - Important Information for CDI Holders

Sydney, 1 June 2026

Light & Wonder, Inc. (ASX: LNW) (the Company) wishes to draw the attention of holders of the Company’s CHESS Depositary Interests (CDIs) to the following important information regarding their participation in the Company’s upcoming virtual Annual Meeting of Stockholders (Meeting).

Meeting Details

Date / Time	9:00 a.m. AEST on Thursday, June 11, 2026 4:00 p.m. PDT on Wednesday, June 10, 2026
Webcast	http://www.virtualshareholdermeeting.com /LNW2026
Record Date	Stockholders of record at the close of business on April 13, 2026 PDT

What is a CDI?

CDIs allow investors to beneficially own and trade the Company’s common stock on the ASX, which itself cannot be settled through the ASX settlement system (CHESS). Each CDI represents a beneficial interest in one share of the Company’s common stock, which is legally held by CHESS Depositary Nominees Pty Ltd (CDN) as nominee on behalf of CDI holders.

As a result of this structure CDI holders are not able to vote or ask questions live during the Meeting.

How CDI Holders Can Vote

Although CDI holders are unable to vote during the Meeting, they may instruct CDN — as the registered holder of the underlying common stock — how to cast votes on their behalf. CDI holders who wish to have their votes counted must complete and return a CDI Voting Instruction Form (Voting Instruction Form) or provide instructions online at www.investorvote.com.au, which, in each case, directs CDN how to vote the underlying shares on behalf of CDI holders at the Meeting.

To submit your Voting Instruction Form, please:

•	Complete the Voting Instruction Form (including by indicating your voting preference for each resolution); and

•	Return the completed Voting Instruction Form in accordance with the instructions below before the voting deadline.

Voting Deadline: CDI holders must submit their completed Voting Instruction Form by no later than 12:00 p.m. AEST on June 5, 2026 (7:00 p.m. PDT on June 4, 2026) (Voting Deadline).

Voting Instruction Forms received by Computershare Investor Services Pty Ltd. (Computershare), the Company’s CDI registry, after the Voting Deadline cannot be accepted. CDI holders are encouraged to submit their instructions well in advance of the Voting Deadline to avoid any issues.

How to Submit Your Voting Instructions

CDI holders may submit their Voting Instruction Form by one of the following methods:

Online	Visit www.investorvote.com.au and follow the prompts to submit your voting instructions electronically
By Post	Return the completed Voting Instruction Form to the share registry: Computershare Investor Services Pty Limited GPO Box 242 Melbourne VIC 3001 Australia
By Fax	Fax your completed Voting Instruction Form to: 1800 783 447 (within Australia) +61 3 9473 2555 (outside Australia)

Attendance at the Meeting

CDI holders are permitted to attend stockholder meetings, consistent with ASX Listing Rules, although as noted above, CDI holders can only vote prior  to the Meeting by providing their instructions to CDN in one of the above methods.

CDI holders who wish to attend the Meeting, can do so by selecting ‘Guest/CDI Holder’ when accessing the webcast at: http://www.virtualshareholdermeeting.com/LNW2026. Access will begin at 8:45 a.m. AEST on Thursday, June 11, 2026.

Submitting Questions Ahead of the Meeting

While CDI holders are not able to ask questions at the Meeting directly, the Company encourages CDI holders to engage with the business of the Meeting. To facilitate this, the Company uses an online portal through which CDI holders may submit questions in advance at www.proxyvote.com or by emailing LNW-AGM@lnw.com. Questions must be submitted no later than 2:59 p.m. AEST on June 10, 2026.

Questions should be limited to those matters being put before stockholders at the Meeting. Questions properly submitted will be considered by the Board and, where appropriate, will be addressed during the Meeting.

Notice of Meeting and Meeting Materials

The Notice of Annual Meeting of Stockholders (Notice), together with the Company’s other proxy materials, are available on the Company’s investor relations website at https://explore.investors.lnw.com/ and on the ASX announcements platform.

CDI holders are encouraged to read the Notice and accompanying proxy materials carefully before completing and submitting their Voting Instruction Form.

Further Enquiries

For queries regarding the voting process or completion of your Voting Instruction Form, please contact Computershare:

1800 850 505 (within Australia)

+61 3 9415 4000 (outside Australia)

Authorised for lodgement by the Corporate Secretary

About Light & Wonder

Light & Wonder, Inc. is a leading cross-platform global games company. Through our three unique, yet highly complementary business segments, we deliver unforgettable experiences by combining the exceptional talents of our 6,500+ member team, with a deep understanding of our customers and players. We create immersive content that forges lasting connections with players, wherever they choose to engage. At Light & Wonder, it’s all about the games. The Company is committed to the highest standards of integrity, from promoting player responsibility to implementing sustainable practices. To learn more visit www.lnw.com.

Company Contacts:

Investor Relations	Media Relations
Rohan Gallagher	Andy Fouché
EVP, Global Chief Corporate Affairs Officer ir@lnw.com	VP, Corporate Affairs and Communications media@lnw.com